TCP Capital Corp. Extends Maturity Date of Revolving Credit Facility with Wells Fargo

SANTA MONICA, Calif. – September 19, 2013 – TCP Capital Corp. (NASDAQ: TCPC), a business development company ("BDC"), today announced that it has amended its $116 million revolving credit facility with Wells Fargo Securities, LLC (“Wells Fargo”), as administrative agent and arranger, to extend the maturity date from July 31, 2014 to July 31, 2016. Borrowings under this credit facility will continue to bear interest at a rate of LIBOR plus 0.44% per annum through July 31, 2014, and at a rate of LIBOR plus 2.50% per annum for periods after July 31, 2014 through the maturity date of the facility.

TCP Capital Corp.'s Chairman and CEO Howard Levkowitz stated, “We are extremely pleased to extend our longstanding credit relationship with our Wells Fargo-led syndicate. We have retained our highly attractive credit facility, and the extended maturity assures us continued access to debt capital in order to fund the growth of our portfolio.”

About TCP Capital Corp.

TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on performing credit lending to middle-market companies with established market positions. TCPC focuses on companies with differentiated products and strong regional or national operations and where it has deep industry knowledge and expertise. TCPC’s investment objective is to seek to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a leading alternative investment manager. For more information, visit www.tcpcapital.com.

Forward-Looking Statements

Prospective investors considering an investment in TCP Capital Corp. should consider the investment objectives, risks and expenses of the company carefully before investing. This information and other information about the company are available in the company's filings with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the "Risks" section of the company's prospectus supplement dated May 21, 2013 and the company's subsequent periodic filings with the SEC. Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. The company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

Contact

TCP Capital Corp.
Jessica Ekeberg, 310-566-1094
investor.relations@tcpcapital.com